Exhibit 10.11

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of the Effective Date (as defined below) between the undersigned Seller (as defined below) and the undersigned Buyer (as defined below).

1.	Summary of Terms and Defined Terms. The following summary of terms and defined terms are hereby incorporated into this Agreement:

SUMMARY OF TERMS AND DEFINED TERMS
A. Seller and Seller’s Notice Information:	Alterri Properties, LLC, a North Carolina limited liability company (“Seller”) [personal information redacted]
B. Buyer and Buyer’s Notice Information:	MHP Pursuits LLC, a North Carolina limited liability company (“Buyer”) 136 Main Street Pineville, North Carolina 28134 [personal information redacted]
C. Property Name and Address:	Alterri Mobile Home Park Portfolio: West 49 MHP | 3855 Mechanic Rd., Asheboro, NC 27205 Scenic Oaks MHP | 1802 Grantville Ln., Asheboro, NC 27205
D. General Description:

Manufactured Home Communities with ~84 home sites located on approximately 45.40 acres as described on Exhibit “A” attached hereto (the “Land”); 42 Park-Owned Homes (as defined below) as described on Exhibit “C” attached hereto (the “Homes”) and Seller’s right title and interest in the security interest and right to receive payments as to 2 Tenant-Owned Homes.

E. Property Tax ID Number(s):	7619-70-5783, 7619-70-9481 and 7790-26-6462
F. Purchase Price:	$2,750,000.00 (the “Purchase Price”)
G. Closing Date:	30 days after the last day of the Due Diligence Period or such earlier date as may be agreed upon by the parties in writing (the “Closing Date”). Closing shall occur on or before December 22, 2021.
H. Title Company; Holder of Earnest Money	Stewart Title Guaranty Company (“Title Company” or “Holder”) 5935 Carnegie Boulevard, Suite 301 Charlotte, North Carolina 28209
I. Effective Date of this Agreement:	October 22, 2021 (the “Effective Date”), which shall be the later of the dates that Buyer and Seller have executed this Agreement as set forth below their signatures attached hereto.
J. Earnest Money:	$55,000.00 (the “Initial Earnest Money”) and $55,000.00 (the “Additional Deposit,” collectively, the Earnest Money”)
K. Due Diligence Period:

Forty-five (45) days after the date that Seller has completed delivery to Buyer of the Due Diligence Materials (as defined in Exhibit “B” attached hereto) as confirmed in writing by the parties in accordance with Section 5 (the “Due Diligence Period”).

L. Buyer’s Broker:	None (“Buyer’s Broker”)
M. Seller’s Broker:	-Marcus & Millichap Real Estate Investment Services Of North Carolina, Inc. (“Seller’s Broker”)

Buyer(s) Initials: /s/ AM	Seller(s) Initials: /s/ JA

2.	Purchase and Sale. Buyer agrees to purchase, and Seller agrees to sell the Property (as defined in Section 2 below) upon the terms and conditions set forth in this Agreement.

3.	Property. Upon and subject to the terms and conditions set forth in this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the following property (collectively, the “Property”):

A.	The Land, together with any and all rights and interests appurtenant thereto, including, but not limited to, all rights, title, and interest in and to adjacent streets, alleys, rights-of-way, and any adjacent strips and gores, water, oil, gas and other mineral rights, and rights-of-way, privileges, licenses and easements; any award made or to be made as a result of or in lieu of condemnation affecting the Property or any part thereof, and any award for damage to the Property or any part thereof by reason of casualty;

B.	All buildings, structures and improvements in, on, over and under the Land, including, without limitation, any and all recreational buildings, structures and facilities, plumbing, heating, ventilating, air conditioning, mechanical, electrical and other utility systems, water and sewage treatment plants and facilities (including wells and septic systems), parking lots and facilities, landscaping, roadways, sidewalks, swimming pools, security devices, signs and light fixtures, which are not owned by campers, guests or tenants (together with the Land, the “Real Property”);

C.	All park models, recreational vehicles, furniture, furnishings, fixtures, equipment, machinery, maintenance vehicles and equipment, tools, parts, recreational equipment, carpeting, window treatments, office supplies and equipment, and other tangible personal property of every kind and description situated in, on, over or under the Land or used in connection with the Property which are not owned by campers, guests, or tenants (collectively, the “Personal Property”);

D.	Seller’s interest in and to any intangible personal property, including, without limitation, trademarks and tradenames, telephone numbers and websites owned by Seller and used in connection with the Property (collectively, the “Intangible Property”);

E.	Seller’s interest, as landlord, in and to all leases or other rental or occupancy agreements for the Property (together with any modifications, extensions or renewals thereof, the “Leases”) and Seller’s interest in any related security deposits, security interests and prepaid rents under the Leases;

F.	All mobile home units owned by Seller or its affiliate entities that are situated on the Land (collectively, the “Park-Owned Homes”).

G.	Seller’s interest, as lender and/or creditor, in the financing documents in regard to the two (2) tenant-owned mobile homes located in Scenic Oaks MHP Lot #s 24 and 32 (collectively, the “Tenant-Owned Homes”).

H.	Existing tenant leases, books and records, promotional and advertising materials within Seller’s possession (collectively, the “Property Files”);

I.	Seller’s interest in and to all contracts relating to the use and operation of the Property that Buyer elects to assume and in effect on the Closing Date, including any parking agreements, equipment leases, landscape, trash removal or other maintenance contracts (collectively, the “Contracts”). Without limiting the foregoing, Seller acknowledges and agrees that the Contracts shall exclude any management or third-party leasing or listing agreements, which shall not be assumed by Buyer;

J.	Seller’s interest in and to all warranties and guaranties, if any, applicable to the design or construction of any buildings, structures or other improvements or any equipment on the Land (collectively, the “Warranties”);

K.	Seller’s interest in and to all governmental licenses, permits and certificates, if any, applicable to the ownership, use, occupancy, or operation of the Real Property, to the extent transferable (collectively, the “Licenses”); and

L.	The following is not included in the Property to be acquired by Buyer: (i) website of the West 49 MHP and Scenic Oaks MHP, as these are part of Seller’s corporate website; and (ii) Seller’s other Property (real and personal) that is not affiliated with West 49 MHP and Scenic Oaks MHP.

4.	Purchase Price and Method of Payment. Buyer shall pay the Purchase Price in U.S. Dollars at Closing in cash or its equivalent which shall only include the wire transfer of immediately available funds, or a cashier’s check issued for the closing by a federally insured bank, savings bank, savings and loan association or credit union where the funds are immediately available.

Buyer(s) Initials: /s/ AM	Seller(s) Initials: /s/ JA

5.	Due Diligence. Within three (3) days after the Effective Date, Seller shall deliver to Buyer the Due Diligence Materials to the extent within Seller’s possession. Upon receipt of all the Due Diligence Materials, Buyer shall acknowledge, in writing, to Seller that it has received the same and the Due Diligence Period has commenced. From the Effective Date until the Closing Date, Buyer and Buyer’s representatives and agents shall have the right, upon forty-eight (48) hours prior notice and in accordance with the tenant leases, to enter upon Property at Buyer’s expense, and at reasonable times, to inspect, survey, examine, and test the Property as Buyer may deem necessary as part of Buyer’s acquisition of the Property; provided that, Buyer shall not be able to do any invasive test (e.g. digging or Phase II reports) without Seller prior written consent, which consent may not be unreasonably withheld or delayed.. Buyer shall not be allowed to speak with the tenants at the Property. Buyer shall indemnify and hold Seller harmless from and against any and all claims, injuries and damages (including reasonable attorney’s fees) to persons and/or property arising out of or resulting from the exercise of Buyer’s inspection rights; provided, however, Buyer’s indemnity obligations shall not extend to any claims, injuries or damages resulting from or relating to (i) any action of Seller or its agents or representatives or (ii) any existing environmental contamination or other conditions with respect to the Property that may be discovered by Buyer as the result of its investigations. During the Due Diligence Period, Buyer may evaluate the Property, the feasibility of the transaction, the availability and cost of financing, and any other matters of concern to Buyer. Buyer shall have the right to terminate this Agreement by delivering notice to Seller at or before 5:00 p.m. Eastern time on the last day of the Initial Due Diligence Period (unless extended as provided in Section 1(K)), if Buyer determines, for any reason or no reason, that it is not desirable to proceed with the transaction. In such event, Holder shall promptly refund the Earnest Money to Buyer, and neither party shall have any further obligations or liability under this Agreement except as expressly provided in this Agreement.

6.	Earnest Money. Within three (3) days following the Effective Date, Buyer shall deposit the Initial Earnest Money with Holder, to be held in escrow and to be applied to the Purchase Price at Closing or refunded to Buyer if Buyer terminates this Agreement in accordance with the terms hereof. Within three(3) business days of the expiration of the Initial Due Diligence Period and provided that Buyer has not terminated this Agreement, Buyer shall deposit with Holder the Additional Deposit, to be held and disbursed in accordance with this Agreement.

7.	Seller’s Pre-Closing Covenants; Conditions to Closing.

A.	Seller’s Pre-Closing Covenants. Seller agrees as follows with respect to the period from the Effective Date until the Closing Date:

1.	Seller shall not negotiate, accept, or consider any proposal of any person, other than Buyer, relating to the acquisition of the Property from Seller, in whole or in part.

2.	Seller will not engage in any practice, take any action, or enter any transaction outside the ordinary course of business with respect to the Property. Without limiting the generality of the foregoing, Seller shall not:

a.	Sell, lease, transfer or otherwise dispose of, or mortgage or pledge, or impose or suffer to be imposed any lien on, any of the Property, except in the ordinary course of business consistent with past practice.

3.	Seller shall not enter any Contract pertaining to the Property which cannot be terminated within thirty (30) days. Except for any Contract that Buyer expressly elects to assume prior to the expiration of the Due Diligence Period, Seller shall be responsible for terminating all Contracts as of the Closing Date, including the payment of any early termination fees or other charges in connection with such termination.

4.	Seller shall reasonably cooperate with Buyer in obtaining all permits and licenses, at Buyer’s sole expense, required by all applicable governmental authorities to operate the Property as a mobile home park.

5.	Seller will not apply for or agree to any change in the zoning or the assessed value or other tax treatment of the Property.

B.	Conditions for the Benefit of Buyer: The obligation of Buyer to consummate the transaction contemplated herein is conditioned upon the satisfaction of the following conditions precedent as of the Closing Date:

1.	All representations and warranties of Seller made herein shall remain true and correct in all material respects;

2.	Seller shall have materially performed all covenants undertaken by Seller in this Agreement to be performed by Seller at or prior to Closing;

3.	There shall have been no material adverse change in the physical condition of Property, except as may otherwise be expressly provided for under this Agreement; and

4.	The Title Company shall issue to Buyer (and Buyer’s lender, as applicable) a title insurance policy (or a marked binder therefor) with all standard exceptions deleted (provided that, however, Buyer’s failure to obtain a survey to remove standard exception shall not be a grounds for delay or condition for Closing) and subject only to the Permitted Exceptions.

C.	Conditions for the Benefit of Seller: The obligation of Seller to consummate the transaction contemplated herein is conditioned upon the satisfaction of the following conditions precedent as of the Closing Date:

1.	All representations and warranties of Buyer made herein shall remain true and correct; and

2.	Buyer shall have performed all covenants undertaken by Buyer in this Agreement to be performed by Buyer at or prior to Closing.

Buyer(s) Initials: /s/ AM	Seller(s) Initials: /s/ JA

8.	Deliverables at Closing:

A.	Seller’s Deliverables at Closing. At Closing, Seller shall deliver to the Title Company executed originals (unless parties have agreed to electronic delivery of certain documents) of the following documents (“Seller’s Closing Documents”):

1.	Special Warranty Deed (or equivalent limited warranty deed) conveying title to the Property subject only to the Permitted Exceptions (as defined below);

2.	If requested by Buyer, a non-warranty deed conveying the Property using the legal description from Buyer’s current survey of the Property, if applicable;

3.	Bill of Sale and General Assignment transferring Seller’s right, title and interest in the Park Owned Homes, security interest in the Tenant Owned Homes, the Personal Property, the Intangible Property, the Property Files, the Warranties, and the Licenses to Buyer, which shall contain the following clause: SELLER HAS MADE NO AFFIRMATION OF FACT OR PROMISE RELATING TO THE PROPERTY THAT HAS BECOME ANY BASIS OF THIS BARGAIN, AND FURTHER, SELLER HAS MADE NO AFFIRMATION OF FACT OR PROMISE RELATING TO THE PROPERTY THAT WOULD CONFORM TO ANY SUCH AFFIRMATION OR PROMISE. SELLER DISCLAIMS ANY WARRANTY OF FITNESS FOR ANY PARTICULAR PURPOSE WHATEVER WITH RESPECT TO THE PERSONAL PROPERTY. THE PROPERTY IS SOLD ON AN “AS IS” BASIS;

4.	An Assignment and Assumption Agreement whereby Seller assigns all its right, title and interest in the Leases and any Contracts that Buyer elects to assume, and Buyer accepts and assumes Seller’s obligations under the Leases and any such Contracts from and after the Closing Date (together with all copies of the Leases and such Contracts that are within Seller’s possession) in form and substance acceptable to the parties;

5.	FIRPTA Affidavit (indicating that Seller is not a “foreign person” as that term is defined in Section 1445 of the Internal Revenue Code of 1986);

6.	A certification for Form 1099-S;

7.	A “bring-down” certificate reaffirming that Seller’s representations and warranties in this Agreement are true and correct in all material respects as of the Closing Date;

8.	Closing Statement reflecting the Purchase Price and the prorations and adjustments provided herein;

9.	All certificates of title and other documents for the transfer of title to the Park-Owned Homes as more particularly set forth in Section 19 hereof;

10.	A standard Owner’s affidavit and indemnity agreement (no recent improvements), which shall include a clause that other than the tenant leases no other party in possession of the Real Property; and

11.	Evidence reasonably satisfactory to the Title Company of Seller’s valid existence and good standing and due and proper authorization and power to perform its obligations hereunder.

B.	Buyer’s Obligations at Closing. At Closing, Buyer shall deliver to Seller (or to the Title Company acting as the closing escrow agent) the balance of the Purchase Price subject to the adjustments and prorations set forth in this Agreement, together with counterpart executed originals of any Seller’s Closing Documents that may require Buyer’s signature, as applicable.

9.	Costs.

A.	Seller’s Costs: Seller shall pay (i) all transfer taxes with respect to the Property; (ii) the cost of preparing the deed for the Property and any title curative document, including any satisfaction or release of any mortgage, deed of trust or other lien and any financing statement termination; (iii) the fees and expenses of Seller’s counsel and consultants; (iv) intentionally deleted; and (v) one-half (1/2) of any escrow fees or closing disbursement fees charged by the Title Company (not to exceed $500).

B.	Buyer’s Costs: Buyer shall pay (i) the fees and expenses of Buyer’s counsel and consultants; (ii) any costs in connection with Buyer’s inspection, title examination and survey of Property and any costs associated with obtaining financing for the acquisition of Property (including any mortgage tax and the cost of recording Buyer’s loan documents); (iii) title search/exam, title commitment, owner’s title policy along with any endorsements, any costs of owner’s or lender’s title insurance for Buyer or its lender; (iv) except as paid by Seller above, the escrow fees or closing disbursement fees charged by the Title Company; and (v) cost of recording the deed and any lender documents.

Buyer(s) Initials: /s/ AM	Seller(s) Initials: /s/ JA

10.	Closing Prorations and Credits.

A.	Ad valorem property taxes and any other governmental fees and assessments, property owner association fees and assessments, and any utility bills for which service cannot be terminated as of the Closing Date, together with rents and any other items of income and expense for the Property for the calendar year (or for any other applicable time period) in which the Closing takes place shall be prorated as of the Closing Date. In the event ad valorem property taxes are based upon an estimated tax bill or a tax bill under appeal, Buyer and Seller shall estimate the amount of taxes based on the most recent appraised value and the county and city, as appliable, tax rate.

B.	All rents and prepaid rents and other recurring operating income and prepaid income (including, without limitation, any cable television or other utility or entertainment carrier or provider income or door fees or future payment rights and any utility costs attributable to the period prior to the Closing Date that have been passed on to and are payable by a tenant) (and which are actually received at least two (2) business days prior the Closing Date) with respect to the Property shall be prorated as of the Closing Date and those rents and income attributable to the period prior to the Closing Date shall be allocated to Seller and those rents and income attributable to the period on and after the Closing Date shall be allocated to Buyer. No adjustments shall be made in Seller’s favor for rents or fees which have accrued and are unpaid as of the Closing Date. After Closing, all rent or funds received by Purchaser shall first be applied to the rental period then currently due to Purchaser, then to amounts due for the month of Closing, and prorated between Purchaser and Seller, and finally to the period prior to Closing. For a period of sixty (60) days following Closing, Purchaser shall pay over to Seller any collected rents or fees received by Purchaser after Closing to which Seller is entitled pursuant to Section 10.B. All rents and other fees received by Seller before Closing that are not prorated at Closing, or after the Closing Date shall be immediately forwarded to Purchaser.

C.	Effective as of the Closing Date, Buyer will assume all liabilities of Seller for security deposits under the Leases, and such security deposits shall be a credit against the Purchase Price or transferred directly from Seller’s property manager to Buyer’s property manager on the Closing Date, as decided by the parties and in accordance with North Carolina law.

D.	Buyer’s and Seller’s obligations under this Section 10 to make any adjustments to prorations or to deliver any rents or income to each other, as applicable, shall survive the Closing for a period of ninety (90) days.

11.	Title.

A.	Warranties of Seller. Seller warrants to Buyer that at Closing, Seller shall convey good and marketable fee simple title to the Property to Buyer, subject only to the following exceptions (the “Permitted Exceptions”):

1.	The lien of ad valorem taxes that are not yet due and payable;

2.	Any encroachment, encumbrance, violation, variation, or adverse circumstance affecting the title that would be disclosed by an accurate and complete survey of the Real Property;

3.	Zoning ordinances affecting the Real Property; and

4.	The title exceptions appearing in Buyer’s title commitment for the Property (as last revised by the Title Company) for which Buyer does not make or waives any Title Objection (as defined below) or any Additional Title Objection (as defined below) in accordance with this Agreement.

For the avoidance of doubt, the Permitted Exceptions shall exclude the following matters (regardless of whether Buyer makes any Title Objection or Additional Title Objection with respect to such matters) (collectively, the “Mandatory Cure Items”): (i) any existing deeds of trust, mortgages, liens or other monetary encumbrances affecting the Property; (ii) delinquent taxes or assessments; (iii) intentionally deleted; and (iv) liens or potential lien rights for any contractors, materialmen or brokers for work performed or materials provided prior to the Closing Date.

B.	Title Objections.

1.	Prior to the expiration of the Extended Due Diligence Period, Buyer may obtain a title insurance commitment and a current survey of the Property, and notify Seller of any objections to title or survey matters affecting the Property (“Title Objections”). Seller may elect, by written notice to Buyer, to remove or cure any such Title Objection at or prior to Closing (a “Cure Item”). If Seller does not agree in writing to remove or cure any Title Objection within five (5) days after Buyer’s delivery of such Title Objection, then Seller shall be deemed to have elected not to remove or cure such Title Objection, and any time thereafter Buyer may elect to (i) terminate this Agreement (provided that, the title condition is a material adverse condition of the Property) by delivering written notice thereof to Seller, in which event Holder shall promptly refund the Earnest Money to Buyer, and neither party shall have any further obligations or liability under this Agreement except as expressly provided in this Agreement or (ii) waive such Title Objection and proceed to Closing. Notwithstanding the foregoing or any other provision herein to the contrary, Seller shall be required to satisfy or cure any Mandatory Cure Items at or prior to Closing, regardless of whether Buyer objects to the same, and any such Mandatory Cure Items shall be deemed Cure Items. In the event that the title condition is not a material adverse condition, then Buyer shall proceed to Closing and the title objection will not be a grounds for termination of this Agreement.

Buyer(s) Initials: /s/ AM	Seller(s) Initials: /s/ JA

2.	Buyer shall have the right to update the title commitment and survey for the Property after the expiration of the Due Diligence Period and prior to Closing. If any such title commitment update or survey update reveals any additional title or survey matters affecting the Property which were not previously disclosed in Buyer’s title commitment or survey, then Buyer may notify Seller of any objections to any such additional title or survey matters (“Additional Title Objections”) notwithstanding the expiration of the Due Diligence Period. Seller may elect, by written notice to Buyer, to remove or cure any such Additional Title Objection at or prior to Closing (an “Additional Cure Item”). If Seller does not agree in writing to remove or cure any Additional Title Objection within five (5) days after Buyer’s delivery of such Additional Title Objection, then Seller shall be deemed to have elected not to remove or cure such Additional Title Objection, and any time thereafter Buyer may elect to (i) terminate this Agreement by delivering written notice thereof to Seller, in which event Holder shall promptly refund the Earnest Money to Buyer, and neither party shall have any further obligations or liability under this Agreement except as expressly provided in this Agreement or (ii) waive such Additional Title Objection and proceed to Closing. Notwithstanding the foregoing, Buyer shall not be entitled to title or survey objections after the Due Diligence Period if Buyer has failed to timely obtain the same as provided in this Section 11.

3.	Provided that Seller has, in writing agreed to satisfy (except for Mandatory Cure Items which are required to be cured by Seller at Closing), Seller shall have until the Closing to cure or satisfy all Cure Items and Additional Cure Items, as applicable. If Seller fails to cure any Cure Item or Additional Cure Item, as applicable, at or prior to Closing (and fails to provide Buyer with evidence of Seller’s cure satisfactory to the Title Company), then Buyer may elect in its sole discretion by delivering written notice to Seller: (1) to exercise Buyer’s remedies under Section 17.B with respect to such failure by Seller, which shall be deemed a default by Seller under this Agreement; (2) to waive such failure and proceed to Closing; or (3) to extend the Closing Date up to thirty (30) days as determined by Buyer to allow Seller further time to cure such Cure Item or Additional Cure Item, as applicable.

12.	Casualty Prior to Closing. If a material portion of the Property is damaged or destroyed by fire or other casualty prior to Closing, Seller shall give Buyer prompt notice thereof, which notice shall include Seller’s reasonable estimate of: (1) the cost to restore and repair the damage; (2) the amount of insurance proceeds, if any, available for the same; and (3) whether the damage can be repaired prior to Closing. Within ten (10) days after receiving any such notice from Seller, Buyer may terminate this Agreement by delivering written notice to Seller of such termination. In such event, Holder shall promptly refund the Earnest Money to Buyer, and neither party shall have any further obligations or liability under this Agreement except as expressly provided in this Agreement. If Buyer does not terminate this Agreement within such ten (10) day period, Seller shall promptly make any agreed-upon repairs and replacements in a good and workmanlike manner prior to Closing, and Buyer shall be deemed to have accepted Property with the damage (subject to any such agreed-upon repairs by Seller) and shall receive at Closing: (1) a credit against the Purchase Price for any insurance proceeds which have been paid to Seller but have not been spent on any agreed-upon repairs; (2) an assignment of Seller’s claim for all unpaid insurance proceeds; and (3) a credit against the Purchase Price for any unpaid deductible that may be required in connection with any such unpaid insurance proceeds. For purposes of this Section 12, “material portion” shall mean (i) in the case of damage or destruction by fire or casualty, a portion of the Property having a replacement cost equal to or in excess of ten percent (10%) of the Purchase Price; or (ii) in the case of a taking, a portion of the Property for which the condemnation award is equal to or in excess of ten percent (10%) of the Purchase Price.

13.	Representations and Warranties.

A.	Seller’s Representations and Warranties: Seller represents and warrants to Buyer as follows:

1.	Seller has full authority to sign this Agreement and all documents to be executed by Seller as contemplated by this Agreement. The individual(s) executing this Agreement and all such documents contemplated by this Agreement on behalf of Seller are duly elected or appointed and validly authorized to execute and deliver the same.

2.	This Agreement constitutes a legal, valid, and binding obligation of Seller and, together with each of the documents to be executed by Seller as contemplated by this Agreement, is enforceable against Seller in accordance with its terms.

3.	Seller is duly formed, validly existing and in good standing under the laws of the state of its formation and is qualified to transact business in the state where the Property is located.

4.	Seller’s execution and delivery of this Agreement and Seller’s performance of its obligations in accordance with this Agreement will not constitute a violation, breach, or default, nor result in the imposition of any lien or encumbrance upon the Property, under any agreement or other instrument to which Seller is a party or by which Seller or the Property is bound.

5.	Seller has not received written notice of any legal actions, suits or other legal or administrative proceedings pending or threatened against the Property.

Buyer(s) Initials: /s/ AM	Seller(s) Initials: /s/ JA

6.	Seller has not received written notice of any (i) any condemnation or zoning change affecting or contemplated with respect to the Property; (ii) any changes contemplated in any applicable laws, ordinances or restrictions affecting the use of the Property as a mobile home park; (iii) violation of any governmental ordinance or environmental law; or (iv) any liens or assessments (governmental or private), either pending or confirmed, with respect to sidewalk, paving, water, sewer, drainage or other improvements on or adjoining the Property or with respect to any property owners’ association, declaration or easement agreement (other than the lien of ad valorem property taxes that are not yet due and payable).

7.	There are no Contracts for the Property which are, or will be, a binding obligation of Buyer or that could create a lien, leasehold or other possessory interest, security interest, or encumbrance in or against the Property or any part thereof after the Closing, and Seller will deliver to Buyer true, correct, and complete copies of all Contracts as part of the Due Diligence Materials in accordance with this Agreement. To Seller’s knowledge, each Contract is in full force and effect and there are no defaults or events that with notice or lapse of time or both which constitute a default by Seller or any other party to such Contracts.

8.	There are no Leases other than as provided to Buyer in the Due Diligence Materials, and Seller will deliver to Buyer true, correct, and complete copies thereof in accordance with this Agreement. To Seller’s knowledge, each Lease, as of the Effective Date and except as disclosed in the Due Diligence Materials, is in full force and effect and there are no defaults or events that with notice or lapse of time or both which constitute a default by Seller or the tenant under such Leases.

As used herein, “to Seller’s knowledge,” “to the knowledge of Seller” and similar phrases shall mean to the current actual knowledge of John Aultman only, without any duty of independent investigation or inquiry. Actual knowledge shall not be deemed to exist merely by assertion by Buyer of a claim that any of the foregoing persons should have known of such facts or circumstances, if such person did not have actual knowledge thereof.

B.	Buyer’s Representations and Warranties: Buyer represents and warrants to Seller as follows:

1.	Buyer has full authority to sign this Agreement and all documents to be executed by Buyer as contemplated by this Agreement. The individual(s) executing this Agreement and all such documents contemplated by this Agreement on behalf of Buyer are duly elected or appointed and validly authorized to execute and deliver the same.

2.	This Agreement constitutes a legal, valid, and binding obligation of Buyer and, together with each of the documents to be executed by Buyer as contemplated by this Agreement, is enforceable against Buyer in accordance with its terms.

3.	Buyer is duly formed, validly existing and in good standing under the laws of the state of its formation and is qualified, or will be qualified on the Closing Date, to transact business in the state where the Property is located.

4.	Buyer’s execution and delivery of this Agreement and Buyer’s performance of its obligations in accordance with this Agreement will not constitute a violation, breach, or default, nor result in the imposition of any lien or encumbrance upon the Property, under any agreement or other instrument to which Buyer is a party or by which Buyer or the Property is bound.

C.	Survival Period. Seller and Buyer agree to promptly notify the other party if, prior to Closing, Seller or Buyer learns that any of its representations or warranties in this Agreement is no longer true or correct in any material respect. Seller’s and Buyer’s representations and warranties in this Section 13 shall be true and correct, in all material respects, as of the Effective Date, and shall be deemed true and correct, in all material respects, as of the Closing Date as if remade by separate certification at that time, and shall survive the Closing for a period of six (6) months after the Closing Date (the “Survival Period”). If Buyer or Seller fail to sue the other party within the Survival Period, then such party shall have deemed to have waived such right.

14.	Brokerage. Buyer and Seller represent and warrant to each other that there are no brokers involved in this transaction except for the Buyer’s Broker (if any) and the Seller’s Broker (if any) listed in Section 1 of this Agreement. Buyer shall defend, indemnify, and hold Seller harmless from all claims asserted by any other broker or sales agent because of Buyer’s actions in connection with this Agreement. Seller shall defend, indemnify, and hold Buyer harmless from and against all claims asserted by any other broker or sales agent because of Seller’s actions in connection with this Agreement. These indemnities shall survive the Closing or the termination of this Agreement.

15.	Assignment. Buyer shall not assign or transfer this Agreement without the prior written consent of Seller, which shall not be unreasonably withheld or delayed; provided that, however, Buyer may transfer or assign any or all its rights and obligations under this Agreement at any time to an entity controlled by Buyer (whether directly or indirectly) and so long as Buyer is not released from any obligation in this Agreement.

Buyer(s) Initials: /s/ AM	Seller(s) Initials: /s/ JA

16.	Notices.

A.	All Notices Must Be in Writing. All notices required or permitted under this Agreement, including but not limited to amendments, demands, notices of termination and other notices, shall be in writing. A party’s legal counsel may deliver any notice on behalf of such party.

B.	Method of Delivery of Notice. Subject to limitations and conditions set forth herein, notices may only be delivered: (1) in person; (2) by an overnight delivery service; (3) by e-mail; or (4) by registered or certified U.S. mail, prepaid, return receipt requested.

C.	When Notice Is Received. Except as may be provided herein, a notice shall not be deemed to be given, delivered, or received until it is received by the party to whom the notice was intended or that person’s authorized agent. Notwithstanding the above, (i) any notice deposited with a national overnight delivery service (e.g., FedEx or UPS) shall be deemed received one (1) business day after such notice is deposited with such overnight delivery service and (ii) if the sender of a notice by e-mail receives an automatic reply indicating that the e-mail has been opened, the e-mail notice shall be deemed received at that time.

D.	Address or E-Mail for Receiving Notices: Notices to a party to this Agreement shall only be effective if sent to the e-mail address and/or physical address of such party listed in Section 1 of this Agreement or subsequently provided by such party to the other party hereto in accordance with the notice provisions herein.

17.	Default.

A.	Seller’s Pre-Closing Remedy for Buyer Default. If Buyer defaults in its obligation to close and pay the Purchase Price in accordance with this Agreement, Seller shall be entitled, as its sole and exclusive remedy, to terminate this Agreement and retain the Earnest Money as liquidated damages, in which event the parties shall have no further rights or obligations under this Agreement (except as expressly provided herein with respect to any obligations which are intended to survive the termination of this Agreement). Buyer and Seller agree that, due to the nature of this transaction, it would be impracticable and extremely difficult to fix the actual damages Seller would sustain should Buyer default in its obligation to purchase the Property. Buyer and Seller agree that liquidated damages are appropriate for this transaction and agree that the Earnest Money represents a reasonable estimate of the damages Seller would sustain by virtue of Buyer’s failure to perform its obligation to purchase the Property. Notwithstanding the foregoing, this damage limitation shall not affect Buyer’s indemnity obligations provided in this Agreement.

B.	Buyer’s Pre-Closing Remedies for Seller Default. If Seller materially breaches any representation or warranty under this Agreement or fails to materially perform any of its obligations under this Agreement, Buyer shall be entitled, as its sole and exclusive remedy prior to Closing, either (a) to terminate this Agreement and receive a refund of the Earnest Money Deposit, and Seller shall reimburse Buyer an amount equal to the out-of-pocket costs incurred by Buyer in connection with the transaction contemplated by this Agreement, which reimbursement obligation of Seller shall survive the termination of this Agreement (provided that, Seller’s obligation to reimburse shall be limited to $25,000.00), or (b) to enforce specific performance of Seller’s obligations under this Agreement; provided that Buyer files the lawsuit to enforce within sixty (60) days of the Closing Date.

C.	Post-Closing Remedies for Default. If, after the Closing, Seller or Buyer fails to materially perform any of its obligations which expressly survive the Closing, or if either party discovers a material breach of a representation or warranty during the Survival Period, then Seller or Buyer may exercise any remedies available to it at law or in equity, including specific performance or an action for damages; provided that, no claim shall arise for damages of less than $1,000.00 or more than $100,000.00. In no event shall Seller be liable for consequential, incidental, special or punitive damages, whether in contract, tort or under any other legal or equitable principle.

D.	Notice and Cure. Notwithstanding any other provision of this Agreement to the contrary, no breach, failure or default by Buyer or Seller (as applicable, the “Defaulting Party”) shall result in the exercise of any rights or remedies with respect to such breach, failure or default, unless and until the Defaulting Party shall be notified in writing by a document from the other party entitled “Notice of Default” (including reasonable specifics about the breach, failure or default), and the Defaulting Party shall have failed to cure the specified breach, failure or default within ten (10) days after receipt of such written notice. Notwithstanding the foregoing, there shall be no cure period for failure to close on the Closing Date.

18.	Other Provisions.

A.	Entire Agreement and Modification: This Agreement constitutes the sole and entire agreement between the parties hereto, supersedes all their prior written and verbal agreements and shall be binding upon the parties and their successors, heirs, and permitted assigns. This Agreement may not be amended or modified except upon the written agreement of Buyer and Seller.

Buyer(s) Initials: /s/ AM	Seller(s) Initials: /s/ JA

B.	Governing Law and Interpretation: This Agreement may be signed in multiple counterparts each of which shall be deemed to be an original. No provision herein, by virtue of the party who drafted it, shall be interpreted less favorably against one party than another. All references to time shall mean Eastern Time. The governing law shall be those of the state in which the Property is located. The parties acknowledge and agree that the appropriate venue is the County and State in which the Property is located.

C.	Electronic Signatures: Each party (i) has agreed to permit the use, from time to time, of telecopied or electronic signatures in order to expedite the transaction contemplated by this Agreement, (ii) intends to be bound by its telecopied or electronic signature, (iii) is aware that the other will rely on the telecopied or electronic signature, and (iv) acknowledges such reliance and waives any defenses (other than fraud) to the enforcement of any document based on the fact that a signature was sent by telecopy. As used herein, the term “telecopied signature” shall include any signature sent via facsimile, docusign or via email in portable document format (“.pdf”).

D.	Time of Essence: Time is of the essence with respect to this Agreement.

E.	Determination of Time Periods. In calculating any period provided for in this Agreement, unless otherwise expressly provided herein, the number of days shall refer to calendar days and not business days. If any day scheduled for performance of any obligation or the last day of any other period falls on a weekend or holiday observed by national banks or banks in the state where the Property is located, the day for performance shall be extended to the next business day.

F.	Terminology: As the context may require in this Agreement: (1) the singular shall mean the plural and vice versa; and (2) all pronouns shall mean and include the person, entity, firm, or corporation to which they relate.

G.	Duty to Cooperate: Seller and Buyer agree to do all things reasonably necessary and in good faith before and after Closing (including executing and delivering such additional documents as required by law or as reasonably requested by the other party) to fulfill the terms of this Agreement and carry out the intent and purpose of the parties as set forth in this Agreement.

H.	Tax Deferred Exchange. Upon the request of either party, the parties agree to execute and deliver all documents and perform such acts as are reasonably necessary to enable the transactions contemplated by this Agreement to qualify as a like kind exchange of real property under Section 1031 of the Internal Revenue Code of 1986 (an “Exchange”). The requesting party shall bear all additional expenses incurred by the non-exchanging party arising out of the Exchange which would not otherwise have been attendant to this transaction, and the non-exchanging party shall not be required to incur any additional cost or liability in connection with such Exchange. Closing shall not be delayed because of any such Exchange. If the requesting party is unsuccessful in its efforts to structure this transaction as an Exchange, such occurrence shall not be deemed or construed as the failure of a condition precedent to that party’s obligations under this Agreement and Closing shall proceed without the intended Exchange.

I.	Attorneys’ Fees. In the event suit is brought to enforce or interpret all or any part of this Agreement, or if suit is brought for any other relief permitted hereunder, the prevailing party in such suit shall be entitled to recover reasonably attorneys’ fees and costs incurred in connection with such suit to the fullest extent permitted by applicable law.

19.	Title to Park-Owned Homes. The parties acknowledge and agree that Seller does not have a certificate of title for five (5) Park-Owned Homes (collectively, the “Missing Title Park Homes”). Seller will use its best efforts to obtain the certificates of title for the Missing Title Park Homes prior to Closing. At Closing, Seller will convey ownership to Buyer of all Park-Owned Homes by delivery of the certificates of title and a bill of sale. In the event that Seller is unable to obtain all of the certificate of titles for the Missing Title Park Homes by the Closing Date, then the parties agree that Seller will holdback $5,000 per Missing Title Park Home from its sale proceeds and deposit the same with The Denny Law Firm, PLLC (as escrow agent) in accordance with an agreed upon holdback agreement whereby Seller shall have six (6) months from the Closing Date to obtain the certificates of title for the Missing Title Park Homes. In the event that at the end of the 6-month period, Seller still has not obtained a certificate of title for a Missing Title Park Home, then the escrow agent shall release to Buyer $5,000 per outstanding Missing Title Park Home (plus, any documentation necessary for Buyer to obtain the certificate of title; including, but not limited to, power of attorney) and the remainder shall be paid to Seller. The agreement shall also provide that as soon as a title is obtained for a Missing Title Park Home that Seller shall notify escrow agent and Buyer and the escrow agent shall release $5,000 per certificate of title obtained..

20.	Exhibits and Addenda. All exhibits and/or addenda attached hereto, listed below, or referenced herein are made a part of this Agreement. If any such exhibit or addendum conflicts with any preceding paragraph, said exhibit or addendum shall control:

Exhibit “A” Description of Property

Exhibit “B” Due Diligence Materials and Special Provisions

Exhibit “C” List of Park-Owned Homes

[SIGNATURES INCLUDED ON FOLLOWING PAGE]

Buyer(s) Initials: /s/ AM	Seller(s) Initials: /s/ JA

IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement as of the Effective Date.

BUYER:

MHP PURSUITS LLC,

a North Carolina limited liability company

By:	/s/ Adam Martin

Name:	Adam Martin

Title:	CIO

Date:	10/22/2021

MHP PURSUITS LLC,

a North Carolina limited liability company

By:	/s/ Michael Anise

Name:	Michael Anise

Title:	President

Date:	10/22/2021

SELLER:

ALTERRI PROPERTIES, LLC,

a North Carolina limited liability company

By:	/s/ John Aultman

Name:	John Aultman

Title:	Authorized signatory

Date:	10/22/2021

EXHIBIT A

DESCRIPTION OF PROPERTY(S)

Buyer(s) Initials: /s/ AM	Seller(s) Initials: /s/ JA

Buyer(s) Initials: /s/ AM	Seller(s) Initials: /s/ JA

EXHIBIT B

DUE DILIGENCE MATERIALS & SPECIAL PROVISIONS

The following are the Due Diligence Materials in Seller’s possession:

1.	Financials
☐	2019 Income Statement
☐	2020 Income Statement
☐	2021 Year-to-Date Income Statement
☐	Trailing 12-months actuals
☐	Most recent Rent Roll with the following details:
▪	Property Address
▪	Resident Name
▪	Move-in Date or New Lease Date for Legacy Tenants
▪	Security Deposits
▪	Prepaid Rents
▪	Monthly Rent
▪	Parked Owned Home Details if known:
•	Year
•	Model
•	No. of Bedrooms and Baths
•	Serial Number
•	VIN
•	Certificate of Title (copies)
▪	Most recent Delinquency Report

Operations

☐	Utility Bills – Most recent, including:
o	Electric (to Park)- Tenants pay their own
o	Trash Bill- month to month
o	Landscaping bill- month to month
o	Well Services (on demand)
o	Septic Services (on demand)
o	Property Taxes for site – 2021
o	Property Taxes for Parked Owned Homes (POH) - 2021
o	List of Utility Providers with
▪	Provider’s Name
▪	Account No.
▪	Service Address
o	Who pays utilities and how is it metered/billed?
▪	Water – Well- NA
▪	Sewer- Septic- NA
▪	Trash- Landlord, monthly
▪	Landscaping- Landlord/common area; tenants/individual
▪	Gas- None
▪	Electric- Landlord/common area; tenants/individual
▪	Cable/internet- none

☐	Copies of signed lease agreements for each tenant
☐	Well permit

Buyer(s) Initials: /s/ AM	Seller(s) Initials: /s/ JA

Community

☐	Infrastructure
o	Water Lines-
o	Sewer Lines- NA
o	No of Septic tanks
o	Well, Permitting
o	Pads (type and count)- See rent roll
o	Fire Hydrants (count)- none
☐	Amenities (none for tenants- one storage building for landlord)
☐	Plat/Land Survey- None

Additional data and/or materials may be requested in the process of receiving the information from the seller as well as our review of the materials received for further clarification and or confirmation from the seller.

2.	The Purchase Price shall be allocated on the Closing Statement as follows: fifty percent (50%) to the Real Property and fifty percent (50%) to Personal Property/Goodwill.

3.	Prior to Closing, at Buyer’s request from time to time, Seller shall provide to Buyer a current rent roll and list of all delinquent Tenants within three (3) days after receipt of Buyer’s request.

Buyer(s) Initials: /s/ AM	Seller(s) Initials: /s/ JA

EXHIBIT C

LIST OF PARK-OWNED HOMES

Buyer(s) Initials: /s/ AM	Seller(s) Initials: /s/ JA